CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Matthews International Funds of our report dated February 25, 2026, relating to the financial statements and financial highlights of Matthews Asia Growth Fund and Matthews Asia Innovators Fund, which appear in Matthews International Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, CA

May 27, 2026